Exhibit 21.1
Subsidiaries of Qualtrics International Inc.

Name of Subsidiary	Jurisdiction of Incorporation or Organization
Qualtrics, LLC	Delaware
Q (AGF2) Inc.	Delaware
New Debden Merger Sub II LLC	Delaware
Delighted, LLC	Delaware
Statwing, LLC	Delaware
IP Asset Holdings, LLC	Delaware
TM Property Holdings, LLC	Delaware
Temkin Group, LLC	Delaware
QCL Technologies Ltd.	Canada
QAL Technologies Pty Ltd	Australia
Qualtrics Japan LLC	Japan
Qualtrics Sweden AB	Sweden
QSL Technologies Pte. Ltd.	Singapore
Qualtrics Technologies Spain, S.L.U.	Spain
QDL Technologies GmbH	Germany
QFL Technologies Sarl	France
QIL Technologies Limited	Ireland
QPL Technologies sp. z o.o.	Poland
QUL Technologies Limited	United Kingdom
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